[ROPES & GRAY LETTERHEAD APPEARS HERE]

                                                                October 5, 2000




Liberty Growth & Income Fund
c/o Liberty Funds Trust VI
One Financial Center
Boston, MA  02111

Re: REGISTRATION STATEMENT ON FORM N-14
    -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Liberty Growth & Income Fund (the "Growth & Income Fund"), a series of Liberty Funds Trust VI (the "Trust"), in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement") being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Growth & Income Fund with Liberty Value Opportunities Fund, Classes A, B, C and Z Shares and Stein Roe Growth & Income Fund, Class S Shares (the "Opportunities Fund"), a series of the Liberty-Stein Roe Funds Investment Trust (the "Acquired Fund Trust"), and the issuance of shares of beneficial interest of specified classes of the Growth & Income Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust on behalf of the Growth & Income Fund, the Acquired
Fund Trust on behalf of the Opportunities Fund and Liberty Financial Companies, Inc. (the "Agreement and Plan of Reorganization") in substantially the form included in the Registration Statement as an exhibit.

     We have examined the Trust's Agreement and Declaration of Trust and amendments thereto (collectively, the "Agreement and Declaration of Trust") on file in the office of the Secretary of State of the Commonwealth of Massachusetts and the Trust's By-Laws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of each of the Trust and the Acquired Fund Trust and the shareholders of the Opportunities Fund will have taken all action required of them for the approval of




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Liberty Growth & Income Fund
Liberty Funds Trust VI                    -2-                  October 5, 2000



the Agreement and Plan of Reorganization, (2) the Trustees of the Trust will have taken all requisite action to establish and designate Class S shares of the Growth & Income Fund, and (3) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquired Fund Trust and Liberty Financial Companies, Inc.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

     2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property of the particular series of shares for all loss and expenses of any shareholder of such series held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                 Very truly yours,

                                                /s/ Ropes & Gray
                                                --------------------------
                                                Ropes & Gray